CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectus and Statement of Additional Information constituting part of Post-Effective Amendment No. 72 to the Registration Statement on Form N-1A of Fidelity Investment Trust: New Markets Income, of our report dated February 12, 1996 on the financial statements and financial highlights included in the December 31, 1997 Annual Report to Shareholders of New Markets Income Fund. We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.
/s/PRICE WATERHOUSE LLP
    PRICE WATERHOUSE LLP
Boston, Massachusetts
February 26, 1997